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                                                                     Exhibit 4.1


                      McDONALD & COMPANY INVESTMENTS, INC.
                           McDonald Investment Center
                               800 Superior Avenue
                           Cleveland, Ohio 44114-2603

                                February 4, 1998

National City Bank
Corporate Trust Administration
1900 East Ninth Street
Cleveland, Ohio  44114
Attention:  Corporate Trust Administration

                  Re:      Amendment No. 1 to Rights Agreement
                           -----------------------------------

Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement, dated as of November 1, 1995 (the "Rights Agreement"), by and between McDonald & Company Investments, Inc. (the "Company") and National City Bank, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

                  1. Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(b) The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $95.00, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

                  2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

                  3. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

                  4. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

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                  5. This Amendment No. 1 to the Rights Agreement may be
executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  6. This Amendment No. 1 to the Rights Agreement shall be effective as of the Close of Business on February 4, 1998, as if executed on such date, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                  7. Exhibits B and C to the Rights Agreement shall be amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                       Sincerely,

                                       McDONALD & COMPANY INVESTMENTS, INC.

                                       By:  /s/ Robert T. Clutterbuck
                                           ------------------------------------
                                             Robert T. Clutterbuck
                                             Treasurer


Accepted and agreed to as of the
effective time specified above:

NATIONAL CITY BANK

By: /s/ David B. Davis
   ------------------------
      Name:  David B. Davis
      Title:   Vice President


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